SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G



             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 2)


                              Newport Bancorp, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    651754103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

CUSIP No.    651754103
             ---------

1.   NAME OF REPORTING PERSONS

     Castine Capital Management, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     387,231

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     387,231

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     387,231

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

                                                                          [_]
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.95%

12.  TYPE OF REPORTING PERSON

     OO, IA

CUSIP No.  651754103
           ---------

1.   NAME OF REPORTING PERSONS

     Paul Magidson

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     387,231

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     387,231

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     387,231

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

                                                                          [_]
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.95%

12.  TYPE OF REPORTING PERSON

     IN

CUSIP No.  651754103
           ---------

Item 1(a).  Name of Issuer:

            Newport Bancorp, Inc.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            100 Bellevue Avenue
            Newport, Rhode Island 02840
            United States of America
            --------------------------------------------------------------------


Item 2(a).  Name of Persons Filing:

            Castine Capital Management, LLC
            Paul Magidson
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            Castine Capital Management, LLC
            One International Place, Suite 2401
            Boston, Massachusetts 02110
            United States of America

            Paul Magidson
            c/o Castine Capital Management, LLC
            One International Place, Suite 2401
            Boston, Massachusetts 02110
            United States of America
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            Castine Capital Management, LLC:         Delaware
            Paul Magidson:                           United States of America
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock, par value $0.01 per share
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            651754103
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
               -----------------------------------------------------------------

Item 4.   Ownership.

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
          Item 1.

     (a)  Amount beneficially owned:

          Castine Capital Management, LLC:   387,231 shares
          Paul Magidson:                     387,231 shares
          ----------------------------------------------------------------------

     (b)  Percent of class:

          Castine Capital Management, LLC:   8.95%
          Paul Magidson:                     8.95%
          ----------------------------------------------------------------------

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote:

                Castine Capital Management, LLC:     0
                Paul Magidson:                       0

          (ii)  Shared power to vote or to direct the vote:

                Castine Capital Management, LLC:     387,231
                Paul Magidson:                       387,231

          (iii) Sole power to dispose or to direct the disposition of:

                Castine Capital Management, LLC:     0
                Paul Magidson:                       0

          (iv)  Shared power to dispose or to direct the disposition of:

                Castine Capital Management, LLC:     387,231
                Paul Magidson:                       387,231

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

         N/A
         ----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of an employee benefit plan, pension fund or endowment fund is not required.

         N/A
         ----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or control person has filed this Schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this Schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

         N/A
         ----------------------------------------------------------------------

Item 8.  Identification and Classification of Members of the Group.

     If a group has filed this Schedule pursuant to s.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this Schedule pursuant to s.240.13d-1(c) or s.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

         N/A
         ----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

          N/A
          ----------------------------------------------------------------------

Item 10.  Certifications.

     By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  February 17, 2009
                                        ----------------------------------------
                                                        (Date)



                                        Castine Capital Management, LLC (*)

                                        By:    /s/ Paul Magidson
                                        ----------------------------------------
                                        Name:   Paul Magidson
                                        Title:  Managing Member



                                        By:    /s/ Paul Magidson (*)
                                        ----------------------------------------
                                        Name:   Paul Magidson



(*) The Reporting Persons disclaim beneficial ownership except to the extent of their pecuniary interest therein.

                                                                      Exhibit A

                                    AGREEMENT

The undersigned agree that this Schedule 13G dated February 17, 2009 relating to the Common Stock, par value $0.01 per share, of Newport Bancorp, Inc. shall be filed on behalf of the undersigned.




                                                Castine Capital Management, LLC

                                                By:    /s/ Paul Magidson
                                                --------------------------------
                                                Name:      Paul Magidson
                                                Title:     Managing Member



                                               By:    /s/ Paul Magidson
                                               --------------------------------
                                               Name:      Paul Magidson



SK 21745 0002 957679